Exhibit 99.2

Tidewater

Event ID: 133398

Arun Jayaram: Okay, we’re delighted to have Tidewater support the conference once again. Joe Bennett’s a good friend of the firm. This is also my first opportunity to meet Quinn Fanning, who’s the recently anointed CFO at the organization. They’re going to split the conference up a little bit. Quinn’s going to speak for about half the time and Joe will finish up and leave some time for questions. Again, I want to thank Tidewater for participating in the conference again this year. I can’t speak. Thanks.

Quinn Fanning: Thanks, Arun. As mentioned, I’m Quinn Fanning. I recently joined Tidewater as Chief Financial Officer.

Obligatory Safe Harbor statement.

The slide in front of you is something we like to start every presentation with investors, as we do every operating procedure at the Company, and that’s to start with a discussion of safety. Hopefully you’ll agree that this slide demonstrates what we consider to be a best-in-class safety record and commitment to safety. These are certainly what we’d consider to be some of the thought leaders in the energy industry and also benefits at least our analysis, because they actually publicly disclose a lot of the data that we’ve used here.

But really what you’re seeing is a total recordable incident rate here. This is on the basis of 200,000 man-hours. We through December 31, to give you some better granularity in terms of recent performance, had, I believe, one lost-time accident and a total recordable incident rate of a little less than 0.2 times. So what this should mean to investors, in part, is that this is one of what we believe to be many positive points of differentiation for Tidewater, both with customers — that’s currently and prospectively customers — but also employees. We think this is one of the ways we attract some of the higher quality people in the sector.

I would also mentioned that at Tidewater it’s not just something we play at. This is something we take very seriously, and we actually do walk the walk. Dean Taylor, our Chief Executive Officer’s, incentive compensation is one-third based on safety, and anybody at Tidewater that has incentive compensation, 25% of it as a minimum is based on safety performance. So it’s something we take seriously, and this is a record that we’re very proud of.

Maybe continuing a theme of good stewardship, we work very hard to protect the employees that are entrusted to us on a day-in, day-out basis, and that’s 8,000 employees, or 8,500 employees, about 90% of which are mariners. And we also think that we’re pretty good stewards of capital. This is a snapshot of what we think Tidewater is as a company today, starting with the solid safety record that I mentioned. The fleet has consistently earned very good returns relative to our peers on an absolute basis.

Perhaps many of you saw that we reported what was a record quarter this December, which was our third fiscal quarter. We’re a 3/31 year-end company. But based on first call consensus estimates of, I believe, about $1.95 for the coming quarter and the implied returns on the fleet, it puts us in the mid to high teen on leveraged returns. That’s (inaudible) relative to invested capital, so that’s not benefiting from an aggressive financial posture, which is certainly not the case at Tidewater, but, in any event, very solid returns from an asset performance basis.

We have continued to invest in the fleet since 2000. Tidewater has committed about $3 billion to our fleet renewal program. That’s across 203 vessels, I believe. We’ve bought or built about 150 vessels that are currently — have been delivered since 2000, currently about 132 vessels that are 2000 vintage or more recent that we continue to operate, and we’ve disposed of a couple of newer equipment for regions and asset classes that we were no longer focused on. But, in any event, this is an ongoing program. We’ve got 56 vessels under construction, with a capital cost of about $1.1 billion, $420-ish million of which has already been spent, the balance of which will be spent over the next couple of years as we take deliveries.

Moving on down the slide here, we think another very important point of differentiation is our global footprint. About 90% of our fleet and revenues is generated outside of the United States Gulf of Mexico, very large businesses in West Africa, South and Central America, Southeast Asia, Australia, etc., etc., and, as a result, the commodities and other things that are driving our business are very different than the companies that are more focused on the Gulf of Mexico and more leveraged to North American gas.

At times like this we think our financial position is also a very important point of differentiation. Tidewater has about a 4% net debt to total capital ratio. That’ll give you a sense of our leverage. In terms of liquidity, we have about $500 million of available liquidity, including about $200 million of cash on the balance sheet at 12/31 and another $300 million of unused revolver capacity. So we think that also gives us some very important strategic optionality in the current environment. And, ultimately, as good stewards, the types of investments that we make and how we manage our capital we think is also positively differentiating relative to some of the others in the sector.

Moving on to the next slide, kind of shifting from stewardship to scorekeeping here, this is an earnings track record through fiscal 2008, which ended 3/31/08, so a very impressive, I think, run in terms of earnings growth. As mentioned, we had another good quarter in December. Nine-month results were about $5.76 for the nine months ended December 31, with $1.95 in consensus estimates for the coming quarter. That would put us at $7.71 for 12 months, so continuing what we think is a pretty positive trend. So that’s the scorecard, if you will.

Tidewater tomorrow, as a result of our investment efforts and otherwise, we think will have a younger fleet with expanded capabilities. There’s about 411 active vessels in the fleet today — as I mentioned, 36, or excuse me, 56 vessels under construction, 36 of which will be delivered over the next five quarters, which, together with a reasonably active disposition program, about 45 to 50 vessels per year, we think that the fleet is getting younger on a rather good clip. Joe will get into some fleet age statistics which we think will demonstrate that with just deliveries of what we have in process, normal dispositions, the fleet age will come down nicely over the next couple of years. If in fact we step up investment either through new builds or M&A, there’ll be an opportunity to bring that down to what is ultimately a target average fleet age in the 12- to 15-year range, which will be about half the useful life of 25 years for a typical vessel.

So, as we think about where we want to grow, it’s probably going to be more of the same — not that we have a complete aversion to the US Gulf of Mexico. We do have a business there, which is about 10% of the overall fleet. And in the right set of circumstances where we could become a larger and scale player, we would certainly pursue that. And likewise, while we don’t currently operate in the North Sea, if there was an opportunity to be a scale player there it’s certainly something we’d consider. But our primary focus in the near to intermediate term is growing our existing large international presence and looking for opportunities where we can leverage our scale and scope and operating experience in a lot of, at times, very challenging jurisdictions.

So, given our financial profile, we think, and our purchasing economies [in par] with new construction, we think we’ll be able to generate good returns through the cycle. It’s not entirely clear what the near to intermediate-term operating outlook is, but we think we’ll probably do better than most as a result of our current financial profile and the disciplined way in which we’ve approached fleet renewal.

Strategy, as I mentioned, not really much has changed. We are very focused on maintaining maximum financial flexibility, and that means low leverage and sufficient liquidity to take advantage of opportunities and not necessarily exacerbate the obvious operating leverage embedded in the business. We will continue to look for opportunities to accelerate our fleet renewal program. In the near term, that’s probably going to be in the form of onesies and twosies in terms of incremental construction or stepping into other shoes on projects that they’re not in a financial position to complete.

We have had a reasonable amount of reverse inquiry in terms of vessel acquisition opportunities. But our view today is that the pricing still may have some room to come down, and, as Dean mentioned on our call the other day, the sense is that new construction pricing has probably come down 10% to 15%, and I’m not sure the M&A market’s moved dramatically beyond that. But the point is that repricing from shipyards’ and sellers’ perspectives is probably still a work in process.

So our focus remains the right acquisitions at the right price and at the right time. The starting point for anything we do on the M&A front is going to be something that will be accretive to asset quality, and, essentially, the rest of our analysis will flow from there.

We’re not afraid to use the balance sheet in the right set of opportunities, as I mentioned. We’ve got a pretty good financial profile today, both in terms of leverage and liquidity. But the business can support some reasonable amount of leverage, and we won’t shy away from that if financing costs are attractive, though we’re not necessary looking to replicate the LIBOR plus 50 revolving line of credit that we currently enjoy.

Certainly, a lot of questions outstanding in terms of how the changing commodity prices and spending plans work their way through the oil field services sector, and specifically the vessel business. It’s not a question that we have a complete answer to at this point, but we do believe that we’re in better shape than most, given the financial profile and operating footprint.

What oil and gas prices are going to do, oil is certainly more important to us than gas, as I mentioned, but we ultimately come back to a point that those in India and China have experienced the opportunities to participate in middle class-type amenities, and the genie’s not going back in the bottle any time soon. Issues like production capacity in OPEC and otherwise have not gone away. [In absence a] 10-year deflationary death spiral in the global economy, our hope is that this is a reasonably short and shallow period of transition and that commodity prices and spending plans and otherwise will start moving in the right direction again.

I do think there is a little bit of good news that tends to get lost in the noise. I’m sure you’ve all seen Petrobras’ and Pemex’s spending plans that have come out in the last couple of weeks, Exxon, Chevron somewhat similar. I hadn’t seen it until somebody mentioned it this morning, but Statoil, who we don’t do a huge amount of business with, likewise somewhat reaffirmed spending plans for the next couple of years. So there is some positive news out there, as well. But there’s no getting around the fact that there are some unanswered questions, and the operating environment has become a little bit more uncertain.

In terms of our financial policy, we do have, as I mentioned, a significant amount of cash on the balance sheet. The entirety of our debt portfolio is a $300 million private placement that we put in place in 2003 at an average coupon of 4.35%. So to the extent that we have access to the credit markets it’s usually been on pretty good terms. As I mentioned, the existing revolving credit facility is priced at LIBOR plus 50 on a Level 1 pricing basis, and market today is not that, but we would like to think that based on the ratings on the private placement otherwise we’re in reasonable shape to access at least reasonably attractive medium-term financing, which hopefully we’ll have an opportunity to take advantage of, given the investment opportunities we’ll see.

The construction in process, the 56 vessels, is certainly a priority. We do currently have construction ongoing at 13 different yards around the world. Unlike some of our competitors, we have not chosen to concentrate all of our construction in one spot. But we do have Tidewater personnel or boots on the ground in each one of those yards supervising construction. We’re very careful in terms of managing counterparty exposures, with performance bonding and refinement guarantees and the like. But certainly, when we look at opportunities for mistakes, if you will, the construction progress is something that we spend a lot of time focused on, and to date we’ve had a pretty good track record in that regard.

The customer base that we tend to work with I think is also an important point of differentiation relative to some of the other companies you talk to. Roughly 60%, 62%, something like that, are on a trailing 12-month revenue basis [as] national oil companies and the super majors. If you were to look at some of the non-super major integrated oil companies, that probably represents another plus or minus 15% of the revenue base. So we’re working with adults in the industry and those that have capital budgets as opposed to checkbooks, and we think that probably helps us in terms of managing collection issues and things like that, and the projects that we tend to support tend to not be ones that are turned on and off based on today’s commodity prices, but these take multiple years to sanction, and more often than not are four- or five-year projects, and we think that will ultimately help us in terms of managing a more difficult period, as will some of the contract cover that we have.

We mentioned in our conference call on the 28th that if you look at available days or hours over the next 12 months, about 50% of that is contracted for Tidewater. That’s down from about 67% if you were to look at it on a six-month basis. So about 15% to 20% of the contracts roll over on a quarter in-quarter out basis. But hopefully that will at least buy us some time if we’ve got a market that is generally deteriorating.

Next slide, just give you a quick snapshot of some of the things I’ve already talked about, which is the leverage and liquidity profile — again, very low debt to total cap on a net basis, and about $500 million of total liquidity available to us.

And really just a snapshot of financial results — I won’t go through this, but on a nine-month basis I mentioned $5.76 in earnings, record quarter. If the year plays out as first call would indicate, it will be another record year, so financial track record that we’re pretty proud of.

We are an EVA company, and management is paid on the basis of EVA results and growth in EVA, in fact, and most of our capital commitment and management decisions are likewise driven by EVA as a primary metric. And we think that’s ultimately helped us in a capital-intensive cyclical business make good decisions.

Just wrapping up before I hand it over to Joe, we do have a $200 million share buyback program that has been authorized. We have not been active in buying our own stock back of recent, though at times when shipyard pricing got out of whack and we saw better value in our own stock we have done that. But at the time we’re probably going to be pretty cautious in terms of buying back stock until we have some better sense of the operating outlook and the financing markets. But it shouldn’t be ignored that through dividends and share buybacks we’ve returned about $600 million of capital to shareholders in the last couple years on top of the $2.3 billion or so in new construction that we’ve invested in and still left us with the financial profile that we have today.

We do have a $0.25 dividend, most recent one, which was declared for shareholders of record of March 3, payable on the 13th. We think a dividend is an important part of shareholder return profile, and, while we don’t have a lot of company in that regard within the oil field services sector, maybe we’ll be thought leaders in that regard. But the dividend is as good as anybody else in the sector, and we think it’s a demonstration of our commitment to aligning our interests with shareholders and making sure that they get returns in as diverse a way as we’re capable of providing it within the parameters of prudent business decisions.

And, with that, I’ll turn it over to Joe Bennett.

Joe Bennett: Thank you, Quinn. Arun, I’d also like to thank you and Credit Suisse for this opportunity every year. I’ve presented at this conference now for probably six, seven years in a row, and it is one of the primary conferences that we make sure we attend. The group of investors that you bring to us are really second to none, so we appreciate this opportunity.

Well, Quinn’s covered some things with the group, and I’m going to take a little bit of a step back, because I think in this marketplace, and we’ve been presenting these type slides for a little while now, but I think it’s important to show where Tidewater stands in this industry versus our competition.

One of the things we look at here and are very proud of is this is the anchor handler and PSV, the core group of vessel assets in our industry today, which encompasses around, we believe, and this is per ODS-Petrodata, who does a pretty nice job of tracking this info, is about 2,100 boats you’ll see on our next slide in total, of which we have 290, and you see our next closest competitor, a group of them range between kind of 65 and 85, and then a whole slug of local competitors around the world that average about five boats each. So it’s a very fragmented business as we look at this globally. And that can be both good and bad. We understand the challenges that come along with that. But we are very proud of where we stand in this.

As you take a look at the full macro picture, again, about 2,100 boats out there operating today, 2,136 as of the end of the year. 300 of those boats are older than 30 years old. Another almost 500 are 25 to 29 years old. These are boats that were built back in the late ‘70s, early ‘80s, during the last big new-build cycle, that were expected at the time they were built to be — to last 15 years. And when 15 years came and went, everyone kind of readjusted and said, “Well, 25 years is a good estimate.” And we still think 25 years is a good estimate.

It so happened as all these boats came into their 25 or so years that we were smack in the middle of a very good cycle, so they continued on. And here we are today with still about half of this fleet of 2,100 boats being older than 20 years old, the majority of which are older than 25 years old and are truly somewhat past their prime. So with any kind of change in the market environment as we see us going through now, we fully expect, and have been saying for a long time, that these older boats, the customers will call the shots as to when these old boats go away, and we will see, I think, an acceleration of this old equipment go away, and somewhat keep a balance in the number of boats that are out there operating.

Now, the box up at the top talks about around 700 new boats that are under construction. That number hasn’t changed a whole lot certainly in the last quarter or so. We’ve seen a real slowdown, if not a total stall, in any new vessel commitments, new construction, so I think you’ll see that number run off. We would also suggest that probably in the range of 100 to 150 of these boats, gut reaction, will probably never be built, being built by speculators, being built by other operators that maybe are included as options as part of the 700, or keels haven’t been laid, that if they have opportunities to pull those boats and not build them we expect that to probably happen.

So we recognize that, and if you then move to the kind of full macro picture, everyone wants to talk about vessel-to-rig ratio. And over the years that we’ve studied this, 2,100 boats today, around 600 rigs, obviously that’s a very moving target these days, with the number of jack-ups that everyone knows are coming down, but a vessel-to-rig ratio of 3.5 to 1. Doesn’t mean that there’s three boats or four boats circling every rig. This includes all work that we do as a vessel industry, including construction work and seismic work and work with now FPSOs, etc., that are not included in that rig count. But that vessel-to-rig ratio over the years have not changed much. It usually ranges between three and four at any point in time. It hasn’t changed much with the development of deepwater. Deeper water, bigger boats, different type of boats, but still the 3.5 to 1 ratio.

So then you look at the possible vessel demand. Now, when we started putting this slide up a year ago, we were talking about, well, older rigs that are in the yard, they’re going to come out and hopefully go right to work. The older rigs will continue to work. 175 new rigs under construction today, a split between floaters and jack-ups there. The real question here is, well, what does get delivered, what gets canceled, how many work? We don’t know the answers to all those things. It certainly will have a factor in all of this.

But even if you discount that, go back to that 700 new boats, which get delivered over the next four or five years, that long a period of time, you can see that, well, apply whatever vessel-to-rig ratio you want, there’s still — we think that the new boats will be soaked up by some of this new equipment that goes — that comes out. And the real question is, how many of the old boats go away? That has always been the real question in our industry.

So what do we see as our strengths today? And Quinn has already commented on them, but I’ll go a little bit further. You know, we’ve been in the international arena for over 50 years. We’ve been in existence for 54 years. Venezuela was our first international area, just a couple of years after we began, and on from there. We operated last year in over 60 countries around the world. Most of, call it 90%, of our revenue and profits come from the international arena, and that’s very important today.

54 of the 56 new builds that we’re having under construction today are being built in international yards, which mean they can only work in international yards. They cannot come and work in the Gulf of Mexico. We recognize that. We like the international arena and have liked it. We’ve done a real migration over the last 10 years coming out of the Gulf and going international because of longer contracts, better customers overall, better utilization, higher day rates, etc. And, as Quinn had mentioned, you look at our top 10 customers currently, and it hasn’t changed over the last few years. The top 10 include five super major, four NOCs and one large independent. It’s a real strength in today’s market to not be all that exposed to the Gulf of Mexico.

A real quick glimpse of our asset spread, we have about 360 boats that are operating around the world today, 31 in North America, mostly in the Gulf of Mexico, about 100 in Central and South America. Most of those are in Mexico and Brazil, with a sprinkling in Venezuela, Trinidad, places like that. Our real core strength is in West Africa, with almost 140 boats operating there. The Middle East, relatively small region of the world for us or any other expat-type boat company. That’s dominated by local players with very old equipment. We see that as an area of growth as that area gets developed in the future. And then the Far East, with about 50 vessels operating in that general region of the world. Again, 91% international now. You flip back 10 years ago, we were 57% international.

So quite a change in the last 10 years.

Now, talk about the new fleet. People like pointing at Tidewater and saying, “You have the largest old fleet in the industry,” and they’re absolutely right. They’ve been a great performer for us over the last several years and will continue to do so for a period of time as they attrition out. But what most people don’t quite understand is we’re also the largest new boat operator in the world. We have committed, as Quinn said, a significant amount of money to that fleet. We will continue to do so. We have been able to fund it primarily with internal cash flows and available credit. We always weigh the build versus buy. We have thus far been primarily a build scenario. That may be changing. Just depends on the pricing out there. And, as he said, we are making progress with the fleet age, which you’ll see in a second. We just have a couple more slides.

He mentioned before about 200 boats since we started keeping track of kind of our renewal program, which started in January of 2000. We have 132 in our fleet currently operating today of new boats out of this 203, with about a 4.5 year average life. As you look at the 56 under construction today, we should take possession of 11 of those 56 during this current March quarter — that’s a big number in a given quarter for us — 25 next fiscal year, and then 20 thereafter.

And that continues, and I’ve always said this the last few years. This is only the beginnings. We fully feel like with the opportunities that will be provided to us in this environment that we will be tacking on numbers to this 56. The CapExes related to these 56 boats are very much controllable and we feel like are reasonable under today’s assumptions and even future assumptions. Next fiscal year, $268 million of CapEx requirements, and then down to $145 million and $133 million, at a time when we’re cash flowing now about $500 million to $600 million annually.

And then the vessel age, just to touch on this, because anyone that has followed Tidewater has seen that over the last several years we’ve been stuck at an average age of 20 years old. The old fleet hasn’t gone away at the pace that anyone anticipated it would be, and that was good, because it was giving us good returns. So we’ve been kind of stuck on the 20 years no matter how much money we’ve spent.

What’s going to happen, we believe, in the future, if you just keep assuming that we attrition out about 45 boats a year, add kind of a normal level of new boats into the fleet, that we’re now on the cusp where in the next probably three, four, five years we think our average age will change significantly from where we are today, which is 19 years old, on average, down to as low as about 12 to 14 years old. And we think that that’s a good place to be, right around 12 years old, and then after that just continually attritioning out some boats, adding some boats onto it, but not a massive, massive build cycle necessary after that.

And then we kind of wrap up with just our triangle, which we talk about quite a bit, and trying to achieve all three points of this triangle, which is to maintain the financial strength that we have enjoyed for a period of time now — don’t anticipate changing that; in the meantime, being able to deliver results through whatever cycle you may be — that may be coming upon us; and at the same time knowing that we have to renew — continue to renew our fleet. We do have still about 250 older traditional boats that will attrition out over the next few years.

So, with that, I think I’m a little over my time, and I’ll stop it then.

Arun, any questions?

+++ q-and-a

Arun Jayaram: Yes, we have some time for questions. Well, let me lead things off. You know, we’ve been worried, Joe, about the supply tsunami for several years now, and pricing has held up probably better than most of us had thought. I want you to talk about what you’re seeing today, given the change in the commodity landscape, of what you’re seeing on the pricing front with some of the new builds coming into the market.

Joe Bennett: Well, you know, Quinn had mentioned before that what we have seen thus far, and we said it on our conference call last week, that probably a 10% to 15% reduction in kind of prices both at shipyards and generally on kind of one and twosie-type opportunities. We think that that’s the beginning of something. We did not announce — in fact, during the December quarter we took possession of three boats and signed up two new boats for new construction, and they were smaller boats. So we really didn’t do much during the quarter.

The opportunities that we have, people know our financial background, they know that we’re one of the few players that are in a position to do some things, and the email lines are burning up. Every single day we’re seeing plenty of opportunities for one, two-boat, five-boat, ten-boat fleets. But I think a little more pain needs to be had, and we think that the pricing will come down further and more to our liking.

Unidentified Audience Member: You mentioned Venezuela as one of the first areas you branched out internationally.

Joe Bennett: Yes.

Unidentified Audience Member: With all the recent press going on with (inaudible) paying Ensco, can you talk a little bit about your exposure there, and maybe even specifically collection issues?

Joe Bennett: Yes, well, I think everyone, it’s not a surprise, I don’t know of anyone that’s getting paid on time these days down in Venezuela, so it’s certainly something we’re keeping a very close eye on. We’ve not disclosed what our receivables are, whatever, but we’re tracking that closely. We have had a good relationship with [PDVSA] over the years. Obviously, that PDVSA has changed quite a bit over the years.

Our exposure down there is we have in round numbers about 15 boats down there. They are currently and have been for a long period of time, that has been an area that’s been dominated by old equipment. In fact, we looked at it. The average age of our fleet, those 15 or so boats, is 28 years old that are operating in Venezuela today. From a book value standpoint, they’re very, very low, very low, just $200,000 apiece, $200,000 to $300,000 apiece. So we watch it all very, very carefully, and, like I said, we’ve been there through thick and thin for a long time. That doesn’t mean that — today is a different day, and we need to watch it and protect ourselves. So we do have some exposures. It’s not a major exposure, by any stretch — 15 boats out of a fleet of 360 is pretty dang small.

Quinn Fanning: I don’t think anybody expects things in Venezuela to get better until after the elections, but — and our view is not dissimilar to that where we’ve had security issues in other countries. Patience goes a long ways, and we try to manage these. (Inaudible) we operate both on Lake Maracaibo and offshore Venezuela. And, as Joe mentioned, the net book value involved there is not consequential, but we do have slow pay issues, and we’re trying to respectfully apply pressure where we can. And our hope is, as has been the case in previous cycles, that we ultimately will collect it. But it’s not going to be quickly.

Joe Bennett: Yes, sir?

Unidentified Audience Member: Just a couple of questions about old boats to help my understanding.

Joe Bennett: Yes?

Unidentified Audience Member: What happens to old boats that you attrite? Do they land up in somebody else’s hands? Do you have them cut up? I mean, do they really get taken out of the system? And I’ll just ask the second part, too. Can you help us understand sort of the inefficiencies and the risks of an old boat? Is it — what’s the difference in R&M costs over the course of a year, or is the risk that it just sinks or something? But, again, just some color would be helpful.

Joe Bennett: Well, hopefully, there’s not much risk that it sinks, but — we try to avoid that at any cost. To answer the first question, one, we have in our slides in the appendix, we actually show that over the last nine years we’ve disposed of over 400 boats. Just Tidewater has disposed of over 400, of which the majority — I think we scrapped 60 or something like that out of that 400 — most are sold. Most are sold outside of the industry. 99% of what we sell is sold out of the industry.

They end up doing lots of different things. They’re either kept in the general oil and gas field but doing things that we don’t and none of our general competitors have anything to do with, just a portion, a subportion that we don’t care to participate in. Many go down to the Caribbean, become fishing boats, diving boats. They move cargo.

We’ve done five or six boats that end up being yacht tenders, which is quite original, and you’d never think that there’s an opportunity there. There are. People that own $70 million yachts like buying our boats for $1 million and spending another $1 million, and they keep all their toys on it, and they keep it about a mile or so off the yacht, and they can move crews over there when they want to have their own parties and all that sort of stuff. It amazes me.

But there is a market there. But most of them, most are sold out of the industry. You know, the average age of the boats that we sell are probably 28 to 30 years old. They’re past their prime. And why can someone else operate it better than we can in our industry? So we see very, very few come back to compete against us.

Your second question is, we do, as boats get older, you know, all of our boats are under regulatory requirements for drydockings as those boats get older. I compare it to owning an old car. How long can you maintain an old car? As long as you keep putting money into it. When do you stop putting money into it? When the economics don’t make any sense. So us doing a drydock on a standard 28-year-old boat, in order to do — because we have to do two in every five-year period, so all it buys you is in general terms about 2.5 years’ worth of activity. We need to assure ourselves if we spend, let’s say, on average, $800,000 to $1 million, that the economics in today’s time, not yesterday’s time, but in today’s time, that will provide a return to the shareholders.

For the last couple of years we haven’t had to stack many boats. We’ve done some, but not many. As we look forward and we see some of the economics and jack-ups coming down, we fully expect some more of the — of our older equipment, those margins to be squeezed, the utilization to be squeezed, and therefore we’ll start stacking those boats. And, again, those boats are older boats, that means that’s the first leg in the grave and we’re going to be selling those boats, and the chances of them coming back in a future cycle probably are pretty slim, honestly.

Arun Jayaram: Joe, Quinn, thank you very much.

Joe Bennett: Okay. Thank you.